Exhibit 16.1

WithumSmith+Brown, PC

New York, New York

April 29, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of BM Technologies, Inc. (formally known as Megalith Financial Acquisition Corporation) included under Item 4.01 (a) of its Form 8-K dated April 29, 2021. We agree with the statements concerning our Firm under Item 4.01 (a), in which we were informed of our dismissal on April 27, 2020.

On April 12, 2021, the SEC issued a public statement, expressing their view that certain features included in warrants issued by special-purpose acquisition companies should typically cause the warrants to be accounted for as liabilities at their fair value, with changes in fair value reported in earnings for each reporting period.

In connection with this public statement, we have advised the Company of their responsibility to perform an evaluation of its warrants to determine whether a restatement is necessary for the December 31, 2020 financial statements, along with publicly issued financial statements prior to that date. We understand that the Company’s evaluation of this matter is ongoing.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC